UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 6, 2018

OncoCyte Corporation

(Exact name of registrant as specified in its charter)

California	1-37648	27-1041563
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1010 Atlantic Avenue

Suite 102

Alameda, California 94501

(Address of principal executive offices)

(510) 775-0515

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Forward-Looking Statements

Any statements that are not historical fact (including, but not limited to statements that contain words such as “may,” “will,” “believes,” “plans,” “intends,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Additional factors that could cause actual results to differ materially from the results anticipated in these forward-looking statements are contained in OncoCyte Corporation’s Form 10 filed with the Securities and Exchange Commission (“SEC”) under the heading “Risk Factors” and other filings that OncoCyte may make with the SEC. Undue reliance should not be placed on these forward-looking statements which speak only as of the date they are made, and the facts and assumptions underlying these statements may change. Except as required by law, OncoCyte disclaims any intent or obligation to update these forward-looking statements.

References to “OncoCyte,” “we” or “us” are references to OncoCyte Corporation

Section 1 - Registrant’s Business and Operations

Item 1.01 - Entry into a Material Definitive Agreement.

Effective August 6, 2018, we appointed Albert P. Parker as our new Chief Operating Officer and agreed to provide him the compensation described in Item 5.02 of this Report, which is incorporated into this Item 1.01 by reference.

Section 5 - Corporate Governance and Management

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

We have appointed Albert P. Parker as Chief Operating Officer, effective August 6, 2018. Prior to being appointed as our Chief Operating Officer, Mr. Parker was the managing shareholder of GC Legal Advisors, a law firm established to provide or supplement in-house legal support on an interim, part-time, or project basis for companies operating across various industries. Mr. Parker also served as Executive Vice President, General Counsel and Corporate Secretary of Sunovion Pharmaceuticals from 2013 to 2014. From 2000-2010, Mr. Parker served in a number of management and legal positions at the Vice President or Senior Vice President and Chief Counsel level at Wyeth Pharmaceuticals (now a part of Pfizer). Before joining Wyeth Pharmaceuticals, Mr. Parker served as an Assistant General Counsel at Warner-Lambert Company, and was a partner in a Philadelphia law firm. Mr. Parker holds a J.D. from the University of Pennsylvania Law School and a B.A. from Pennsylvania State University.

Mr. Parker will receive an annual salary of $340,000. In addition to his base salary, we will pay the cost of hotel accommodations and meals, and we will pay Mr. Parker up to $10,000 for certain other expenses he may incur, in connection with his employment in the state of California.

We have granted Mr. Parker options to purchase 250,000 shares of OncoCyte common stock, 200,000 of which will vest, and thereby become exercisable, in installments based upon the attainment of certain milestones in the development of our lung cancer diagnostic test, DetermaVu™, and 50,000 of which will vest upon his completion of six months of service as an OncoCyte employee. All of the options will be exercisable at an exercise price of $2.30 per share. Mr. Parker’s stock options will be subject to the terms and conditions of a stock option agreement and our Employee Stock Option Plan, and will expire if not exercised within ten years from the date of grant, subject to earlier termination in the event of the termination of his employment.

Mr. Parker may be eligible for an annual bonus, as may be approved by the Board of Directors in its discretion, based on his performance and achievement of goals or milestones set by the Board of Directors or the Compensation Committee from time to time. Ms. Parker will be eligible to participate in OncoCyte’s benefit programs, including, but not limited to retirement, pension, life, health, accident and disability insurance, equity compensation or other similar employee benefit plans which may be adopted by OncoCyte for its employees on the same terms as similarly situated and performing senior executives of OncoCyte.

Mr. Parker will be entitled to severance benefits in the event that his employment is terminated by us without “cause” as defined in his Employment Agreement, or if he terminates his employment for “good cause” following a “change of control” of OncoCyte, as those terms are defined in his Employment Agreement. If we terminate Mr. Parker’s employment without “cause,” the severance benefits will be payment of six months base salary. However, if after November 6, 2018 a termination of his employment without “cause” or for “good cause” occurs within twelve months following a “change of control” of OncoCyte, his severance benefits will include twelve months base salary. In order to receive the severance benefits, Mr. Parker will be required to execute a general release of all claims against OncoCyte and to return all OncoCyte property in his possession.

The foregoing description of the terms of Mr. Parker’s employment arrangement is a summary only, does not purport to be complete. The full terms of Mr. Parker’s employment arrangement will be contained in an Employment Agreement that will be filed as an exhibit to our Quarterly Report on Form 10-Q for the three and nine months ending September 30, 2018.

Item 9.01 - Financial Statements and Exhibits

Exhibits

Exhibit Number	Description
99.1	Press Release, dated August 9, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOCYTE CORPORATION

Date: August 9, 2018	By:	/s/ William Annett
William Annett
President and Chief Executive Officer